As of April 30, 2014, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

Asia Great Consumer Fund
Mirae Asset Global Investments 		                   30.33%

Global Great Consumer Fund
Mirae Asset Global Investments USA LLC                     33.80%

Global Great Consumer Fund
Mirae Asset Securities HK Ltd.				   33.66%